RiverNorth Opportunities Fund, Inc. POS EX

Exhibit 99.(o)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-2 of our report dated September 24, 2020, relating to the financial statements and financial highlights of RiverNorth Opportunities Fund, Inc., for the year ended July 31, 2020, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus Supplement, “Financial Highlights” in the Prospectus, and “Fund Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

September 29, 2020